As filed with the Securities and Exchange Commission on June 17,
1997.                                Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                Under the Securities Act of 1933

                  ACCENT COLOR SCIENCES, INC.
       (Exact name of issuer as specified in its charter)

     Connecticut                                06-1380314
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)            Identification No.)

                   800 Connecticut Boulevard
                   East Hartford, CT  06108

     ACCENT COLOR SCIENCES, INC. 1995 STOCK INCENTIVE PLAN
                    (Full title of the plan)

                      NORMAN L. MILLIARD
             PRESIDENT AND CHIEF EXECUTIVE OFFICER

                  Accent Color Sciences, Inc.
                   800 Connecticut Boulevard
                   East Hartford, CT  06108
                        (860) 610-4000

   (Name, address and telephone number of agent for service)

                CALCULATION OF REGISTRATION FEE

                          Proposed     Proposed
Title of                  Maximum      Maximum
Securities   Amount       Offering    Aggregate    Amount of
 to be        to be        Price       Offering    Registration
Registered Registered(1) Per Share(2)  Price(2)      Fee(2)

Common Stock,
no par value 1,500,000 shares $4.375  $6,562,500  $1,968.75

(1) The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired, forfeited or surrendered awards respecting Common Stock, or pursuant to the antidilution adjustment provisions of the plan.

(2) In accordance with Rule 457 calculated on the basis of the average of the high and low prices for the Common Stock on the Nasdaq Stock Market on June 12, 1997.

     PART I. INFORMATION REQUIRED IN THE SECTION 10(a)
PROSPECTUS

     The information required by Part I is included in documents sent or given to participants in the Registrant's 1995 Stock Incentive Plan (the "Plan") pursuant to Rule 428(b)(l) of the Securities Act of 1933, as amended (the "Securities Act").

     PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Certain Documents by Reference

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the
"Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

     (1) The Registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act.

     (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

     (3) The description of the common stock of the Registrant, no par value per share, contained in the Registrant's
Registration Statement filed under section 12 of the Exchange
Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.  Description of Securities

     Not applicable.

     Item 5.  Interests of Named Experts and Counsel

     The legality of the Common Stock being offered hereby will be passed upon for the Company by Murtha, Cullina, Richter and Pinney, Hartford, Connecticut. As of the date hereof, partners of Murtha, Cullina, Richter and Pinney may be deemed to beneficially own approximately 30,000 shares of Common Stock of the Company. Willard F. Pinney, Jr., a partner in the firm is a director and Secretary of the Registrant.

     Item 6.  Indemnification of Directors and Officers

     The Company was incorporated under the laws of the State of Connecticut in 1993. Section 33-771 ("Section 33-771") of the Connecticut Business Corporation Act (the "CBCA") states that, unless its certificate of incorporation otherwise provides, a Corporation formed under Connecticut law prior to January 1, 1997 shall provide its directors with the full amount of indemnification that the corporation is permitted to provide to such directors pursuant to Section 33-771, subject to certain limitations set forth in Section 33-775 ("Section 33-775") of the CBCA which requires a determination in each case, in the manner set forth in Section 33-775, that indemnification of the director is permissible. Section 33-775(4) provides that a corporation incorporated under Connecticut law prior to January 1, 1997 shall also indemnify each of its officers who is not a director to the same extent as the corporation is permitted to indemnify a director under Section 33-771, as limited by Section 33-775.

     In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a preceding because he is or was a director against liability incurred in the preceding if:
(1) he conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and
(B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     The Certificate of Incorporation of the Company includes a provision limiting the personal liability of a director to the Company or its shareholders for monetary damages for breach of duty as a director, to an amount equal to the amount of compensation received by the director for serving the Company during the calendar year in which the violation occurred subject to a number of exceptions, including violations involving a knowing and culpable violation of law, a breach of duty which enables a director or an associate to receive an improper personal gain, conduct showing a lack of good faith and conscious disregard of duty to the Company, a sustained and unexcused pattern of inattention, or the approval of an illegal distribution of assets of the Company to its shareholders. An associate of a director, in terms of improper personal gains, is defined as (A) any corporation or organization of which a Company director is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock, (B) any trust or other estate in which a Company director has at least ten percent beneficial interest or as to which a Company director serves as trustee or in a similar fiduciary capacity and (C) any relative or spouse of a Company director, or any relative of such spouse who has the same name as the Company director. In addition, the Company also maintains a directors' and officers' insurance and reimbursement policy.


     Item 7.  Exemption from Registration Claimed

     Not applicable.

     Item 8.  Exhibits

     The Exhibit Index on page 7 is incorporated herein by reference.

     Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i)  To include any prospectus required by
                section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts
                or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                   (iii) To include any material information
                with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and as duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hartford, Connecticut, on the 17th day of June, 1997.

                              ACCENT COLOR SCIENCES, INC.



                              By:/s/ Norman L. Milliard
                              Norman L. Milliard
                              President and Chief Executive
                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

     Signature                Title                    Date


/s/ Norman L. Milliard   President, Chief         June 17, 1997
  Norman L. Milliard     Executive Officer and
                         Director


/s/ Patrick J. Pedonti                            June 17, 1997
 Patrick J. Pedonti      Vice President,
                         Treasurer, Chief Financial
                         Officer (Principal Financial
                         and Accounting Officer)


/s/ Norman L. Milliard   Attorney-in-fact for:    June 17, 1997
 Norman L. Milliard


Richard J. Coburn        Chairman of the Board
                         of Directors
Richard Hodgson          Director
Willard F. Pinney, Jr.   Director
Raymond N. Smith         Director
Robert H. Steele         Director
Peter Teufel             Director


                         Exhibit Index

     Exhibit
     Number          Description

     4.1 (1)    Restated Certificate of Incorporation
                of  the Company

     4.2 (1)    By-Laws of the Registrant

     5          Opinion of Murtha, Cullina, Richter
                and Pinney

     23.1       Consent of Murtha, Cullina,
                Richter and Pinney (included in Exhibit 5).

     23.2       Consent of Price Waterhouse LLP

     24         Power of Attorney


__________________

     (1) Incorporated herein by reference from the Exhibits to the Company's Annual Report on Form 10-K for the year ended
     December 31, 1996.